EXHIBIT 99.14

                            SHARE PURCHASE AGREEMENT

To:  R-Tec Technologies, Inc., Escrow, P.O. Box 282, Allamuchy, New Jersey
07820.

         Please issue shares of R-Tec Technologies, Inc.'s common stock in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the Prospectus by which the shares are offered, that I am purchasing for investment, that I am capable of evaluating the merits and risks of the prospective investment, because my knowledge and experience in financial and business matters and that the amount of my investment is not more than 10% of my net worth.


Signature_____________________              Date:________________


Enclosed is payment for ___________ shares, at $8.00 per share, totaling $___________________. Please make checks payable to "Bank of New York, Escrow, R-Tec Technologies, Inc.," and indicate account #301472 in legend of check.


Register the shares in the following name(s) and amount(s):

         Name                                   Number of Shares
         ----                                   ----------------
As (Circle One):


Individual                          Joint Tenants                  Trust
Tenants in Common                   Corporation                    Other


For the person(s) who will be registered shareowner(s):

Mailing Address:

Telephone Number:                     Business: (  )           Home: (  )


Social Security or Taxpayer ID Number:

                       (PLEASE ATTACH ANY SPECIAL MAILING
                      INSTRUCTIONS OTHER THAN SHOWN ABOVE)

(YOU WILL BE MAILED A SIGNED COPY OF THIS AGREEMENT TO RETAIN FOR YOUR RECORDS.)

SUBSCRIPTION ACCEPTED BY R-TEC TECHNOLOGIES, INC.:

Philip Lacqua, Chief Executive Officer                                 Date: